AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES® (STARS®)	Filed Pursuant to Rule 433 Registration No. 333-268718
Autocallable Strategic Accelerated Redemption Securities® Linked to the EURO STOXX 50® Index
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately 5 years, if not called
Market Measure
The EURO STOXX 50® Index (Bloomberg symbol: "SX5E")
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level
The closing level of the Market Measure on any Observation Date
Observation Dates
Approximately one, two, three, four and five years from the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
●
[$10.80 to $10.90] if called on the first Observation Date
●
[$11.60 to $11.80] if called on the second Observation Date
●
[$12.40 to $12.70] if called on the third Observation Date
●
[$13.20 to $13.60] if called on the fourth Observation Date
●
[$14.00 to $14.50] if called on the final Observation Date; each to be determined on the pricing date.
Payout Profile at Maturity
If not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 15% decline, with up to 85% of your principal at risk
Threshold Value
85% of the Starting Value
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000191870424000893/bofa-33875_424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Index or the securities held by the Index.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
The Index sponsor may adjust such Index in a way that affects its level, and has no obligation to consider your interests.
●
Your return on the notes may be affected by factors affecting the international securities markets, specifically changes within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could adversely affect the performance of the Market Measure and, consequently, the value of the notes. In addition, you will not obtain the benefit of any increase in the value of the euro against the U.S. dollar, which you would have received if you had owned the securities in the Market Measure during the term of your notes, although the level of the Market Measure may be adversely affected by general exchange rate movements in the market.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.